Exhibit 99.4

Consolidated Financial Statements Benson Hill, Inc. and Subsidiaries Years Ended December 31, 2020, 2019 and 2018 With Report of Independent Registered Public Accounting Firm

Benson Hill, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Benson Hill, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Benson Hill, Inc. and subsidiaries  (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of New Accounting Standard

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases in the years ended December 31, 2020, 2019, and 2018 due to the adoption of ASU No. 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

St. Louis, Missouri

May 6, 2021

except for Note 23, as to which the date is

May 10, 2021

Benson Hill, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

	December 31
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,743	$2,616
Marketable securities	100,334	8,315
Accounts receivable, net	14,271	15,097
Inventories, net	13,040	7,169
Prepaid expenses and other current assets	3,061	2,546
Total current assets	140,449	35,743

Property and equipment, net	31,624	26,125
Right of Use asset, net	34,117	2,584
Goodwill and intangible assets, net	24,083	30,772
Other assets	1,512	1,512
Total assets	$231,785	$96,736

	December 31
	2020	2019
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$16,128	$17,073
Revolving line of credit	–	1,495
Current lease liability	1,627	1,606
Current maturities of long-term debt	5,466	2,363
Accrued expenses and other liabilities	12,315	7,662
Total current liabilities	35,536	30,199

Long-term debt	24,344	13,927
Long-term lease liability	33,982	912
Preferred stock warrant liability	5,241	–
Total liabilities	99,103	45,038

Redeemable convertible preferred stock	287,323	134,567

Stockholders’ deficit:
Common stock, $0.001 par value, 128,467 and 82,798 shares authorized, 5,798 and 5,568 shares issued and outstanding at December 31, 2020 and 2019, respectively	6	6
Additional paid-in capital	–	733
Accumulated deficit	(154,322)	(83,395)
Accumulated other comprehensive loss	(325)	(213)
Total stockholders’ deficit	(154,641)	(82,869)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$231,785	$96,736

See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

	2020	2019	2018
Revenues	$114,348	$79,523	$4,269
Cost of sales	102,430	70,961	677
Gross profit	11,918	8,562	3,592

Operating expenses:
Research and development	29,457	24,810	13,373
Selling, general and administrative expenses	37,446	27,457	9,158
Impairment of goodwill	4,832	-	-
Total operating expenses	71,735	52,267	22,531

Loss from operations	(59,817)	(43,705)	(18,939)

Other expense (income):
Interest expense (income), net	7,369	195	(669)
Other, net	(75)	(9)	40
Total other expense (income)	7,294	186	(629)

Net loss before income tax	(67,111)	(43,891)	(18,310)
Income tax expense (benefit)	48	19	(221)
Net loss	$(67,159)	$(43,910)	$(18,089)

Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	-	1,015
Net loss attributable to common stockholders	$(73,261)	$(43,910)	$(19,104)

Net loss per common share:
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)

Weighted average shares outstanding:
Basic and diluted loss per common share	5,662	5,277	5,131

See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In Thousands)

	Year Ended December 31
	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)

Foreign currency:
Comprehensive (loss)	(226)	(21)	(91)
	(226)	(21)	(91)
Marketable securities:
Comprehensive income (loss)	(109)	374	(457)
Adjustment for net (gains) losses realized in net loss	223	(17)	41
	114	357	(416)

Total other comprehensive (loss) income	(112)	336	(507)
Total comprehensive loss	$(67,271)	$(43,574)	$(18,596)

See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share Information)

	Redeemable Convertible Preferred						Accumulated
	Stock		Common Stock				Other	Total
	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Deficit
Balance at December 31, 2017	35,166,020	$36,096	4,990,338	$5	$120	$(20,750)	$(42)	$(20,667)
Issuance of common stock upon exercise of stock options	–	–	250,667	–	36	–	–	36
Stock-based compensation expense	–	–	–	–	213	–	–	213
Sale of Series C redeemable convertible preferred stock, net of issuance costs of $105	22,405,293	64,895	–	–	–	–	–	–
Exchange of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	(469,894)	(348)	–	–	–	–	–	–
Issuance of Series C	469,894	1,363	–	–	–	–	–	–
Deemed dividend	–	1,015	–	–	(369)	(646)	–	(1,015)
Comprehensive loss	–	–	–	–	–	(18,089)	(507)	(18,596)
Balance at December 31, 2018	57,571,313	$102,006	5,241,005	$5	$–	$(39,485)	$(549)	$(40,029)
Issuance of common stock upon exercise of stock options	–	–	226,510	1	89	–	–	90
Stock-based compensation expense	–	–	–	–	644	–	–	644
Sale of Series C-1 redeemable convertible preferred stock, net of issuance costs of $82	8,861,519	32,561	–	–	–	–	–	–
Comprehensive income (loss)	–	–	–	–	–	(43,910)	336	(43,574)
Balance at December 31, 2019	66,432,832	$134,567	5,467,515	$6	$733	$(83,395)	$(213)	$(82,869)

Benson Hill, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share Information)

	Redeemable Convertible Preferred						Accumulated
	Stock		Common Stock				Other	Total
	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Deficit
Balance at December 31, 2019	66,432,832	$134,567	5,467,515	$6	$733	$(83,395)	$(213)	$(82,869)
Impact of adoption of Topic 606	–	–	–	–	–	519	–	519
Issuance of common stock upon exercise of stock options	–	–	330,276	–	72	–	–	72
Stock-based compensation expense	–	–	–	–	1,010	–	–	1,010
Sale of Series D redeemable convertible preferred stock, net of issuance costs of $4,668	38,412,268	154,420	–	–	–	–	–	–
Retirement of redeemable convertible preferred stock, including deemed dividend
Retirement of Series A	(1,542,600)	(1,164)	–	–	–	–	–	–
Retirement of Series B	(403,939)	(500)	–	–	–	–	–	–
Deemed dividend	–	–	–	–	(1,815)	(4,287)	–	(6,102)
Comprehensive loss	–	–	–	–	–	(67,159)	(112)	(67,271)
Balance at December 31, 2020	102,898,561	$287,323	5,797,791	$6	$–	$(154,322)	$(325)	$(154,641)

See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	2020	2019	2018
Operating activities
Net loss	$(67,159)	$(43,910)	$(18,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,504	3,790	707
Share-based compensation expense	1,010	644	213
Bad debt expense	133	281	5
Remeasurement of preferred stock warrant	661	–	–
Amortization related to financing activities	2,507	18	–
Impairment of goodwill	4,832	–	–
Deferred income tax benefit	–	–	(220)
Other	364	48	248
Changes in operating assets and liabilities:
Accounts receivable	693	(2,597)	2,138
Inventories	(5,364)	(4,287)	250
Prepaid expenses and other current assets	(30)	(1,241)	(367)
Accounts payable	(1,949)	4,291	(108)
Accrued expenses	4,120	106	1,876
Other liabilities	–	(1,496)	(16)
Net cash used in operating activities	(52,678)	(44,353)	(13,363)

Investing activities
Purchases of marketable securities	(208,780)	(36,348)	(49,600)
Proceeds from maturities of marketable securities	9,070	10,700	15,023
Proceeds from sales of marketable securities	107,243	54,765	9,671
Payments for acquisitions of property and equipment	(9,855)	(6,841)	(998)
Proceeds from divestitures	1,650	–	–
Payments made in connection with business acquisitions	–	(26,822)	(22,711)
Net cash used in investing activities	(100,672)	(4,546)	(48,615)

Financing activities
Principal payments on debt	(8,941)	(831)	–
Proceeds from issuance of debt	24,534	15,293	–
Borrowing under revolving line of credit	25,587	28,518	–
Repayments under revolving line of credit	(27,082)	(27,023)	(1,250)
Proceeds from issuance of redeemable convertible preferred stock, net of costs	154,420	32,561	64,895
Retirement of redeemable preferred stock	(7,766)	–	–
Repayments of financing lease obligations	(121)	(60)	–
Proceeds from the exercise of stock options	72	89	36
Net cash provided by financing activities	160,703	48,547	63,681

Effect of exchange rate changes on cash	(226)	(21)	(91)

Net (decrease) increase in cash and cash equivalents	7,127	(373)	1,612
Cash and cash equivalents, beginning of year	2,616	2,989	1,377
Cash and cash equivalents, end of year	$9,743	$2,616	$2,989

Supplemental disclosure of cash flow information
Cash paid for taxes	$–	$5	$–
Cash paid for interest	$4,685	$622	$–

Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred stock warrants	$4,580	$–	$–
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$669	$952	$–
Financing leases	$33,523	$–	$–

See notes to consolidated financial statements.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

December 31, 2020

1. Description of Business

Benson Hill, Inc. and subsidiaries (collectively, the Company, we, us, or our) was founded in 2012 and incorporated in Delaware. We are an agri-food innovator that combines data science and machine learning with biology and genetics to unlock nature’s genetic diversity in the development of healthier, great-tasting food and ingredients. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed, but supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of December 31, 2020, the Company had cash and cash equivalents of $9,743 and marketable securities of $100,334, term debt and notes payable of $29,810 and an accumulated deficit of $154,322. During the year ended December 31, 2020, the Company incurred a net loss of $67,159, had negative cash flows from operating activities of $52,678, and violated certain financial covenants under its term debt agreement, which were subsequently waived. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity and debt financings, including the issuance of redeemable convertible preferred stock and term debt, as well as the use of a revolving line of credit, which is subject to renewal in July of 2021. Certain of these debt financings require the Company’s wholly owned subsidiary, Dakota Dry Bean, to comply with financial covenants that will likely require financial support from Benson Hill, the Parent Company, to remain in compliance with the financial covenants during 2021 (see Note 12 - Debt). Further, these same debt financings require the Parent Company to maintain a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2021.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

1. Description of Business (continued)

Liquidity and Going Concern (continued)

The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

Accordingly, in addition to obtaining waivers for any potential debt covenant violations, the Company will need to obtain additional financing. As the issuance of additional equity or debt is not entirely within the Company’s control, management cannot be certain they will be successful in obtaining additional financing on terms acceptable to the Company, or at all.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company prepares its consolidated financial statements in conformity with GAAP.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates include those with respect to allowance for doubtful accounts, reserves for inventory obsolescence, the recoverability of long-lived assets, intangibles and goodwill, the estimated value of our warrant liability and the fair value of the Company’s Common Stock.

The fair value of the Company’s Common Stock was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its Common Stock, as determined based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and the likelihood of a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock and other equity instruments at each valuation date.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.

Marketable Securities

We classify our investment securities as available-for-sale on the date of purchase. The securities are recorded at their fair value with the unrealized gains and losses, net of tax effect, recorded in other comprehensive income. Realized gains and losses affect income and the prior fair value adjustments are reclassified within stockholders’ deficit. Premiums and discounts are amortized on the straight-line method. Gains and losses on the sale of securities are determined using the specific-identification method.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable represent amounts owed to us from the sale of harvested produce and grain, soybean meal and oil, royalties, and licensing of proprietary technology. The carrying value of our receivables represent estimated net realizable values. We generally do not require collateral and estimate any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly.

Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company had amounts reserved for doubtful accounts at December 31, 2020 and 2019, of $177 and $28, respectively.

Inventories

Inventories, primarily comprised of fresh produce, dry beans, seeds, soybean meal, soybean oil, barley, and related packaging materials, are recorded at the lower of cost or net realizable value with cost determined on the first-in, first-out basis. Crops under production include the direct costs of land preparation, seed, planting, growing, and maintenance.

We evaluate inventory balances for obsolescence on a regular basis based on the age of the inventory and our sales forecasts. We also determine the net realizable value of our inventory balances using projected selling prices for our products, market prices for the underlying agricultural markets, the age of products, our anticipated costs, and other factors, and compare those prices with the current weighted average costs of our inventories. If our costs are higher than the projected selling prices, a valuation adjustment is recorded.

Certain seed costs associated with products not yet commercialized are expensed to research and development.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. Leasehold improvements are depreciated over the shorter of their useful life or remaining term of the lease.

Expenses for repairs and maintenance are expensed as incurred, and upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed from the accounts and any resulting gain or loss is recognized on the consolidated statement of operations and comprehensive loss. Depreciation expense has been calculated using the following estimated useful lives:

Furniture and fixtures	5–7 years
Machinery, field and laboratory equipment	5–7 years
Computer equipment	3–5 years
Vehicles	3–7 years
Buildings and building improvements	5–20 years

Long-lived assets are reviewed for impairment whenever, in management’s judgement, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows with the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value. The Company did not record any property or equipment impairments for the year ended December 31, 2020 or 2019.

Leases

The Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Leases (continued)

Some of the Company's leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company recognizes interest expense and depreciation expense for finance leases. Depreciation expense for assets held under finance leases is computed using the straight-line method over the lease term or useful life for leases that contain a transfer of title or reasonably certain purchase option.

Our lease agreements contain variable lease payments for increases in rental payment as a result of indexation, common area maintenance, utility, and maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.

Most of the Company’s leases do not provide a readily available implicit interest rate. Therefore, the Company estimates the incremental borrowing discount rate based on information available at lease commencement. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease.

Goodwill and Intangible Assets

Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.

Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets (continued)

Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit. During the year ended December 31, 2020, the Company evaluated goodwill for impairment using a qualitative assessment for one reporting unit and using a quantitative assessment for two reporting units resulting in a goodwill impairment charge of $4,832. During the years ended December 31, 2019 and 2018, the Company evaluated goodwill for impairment using a qualitative assessment for all reporting units concluding it was not more likely than not that goodwill was impaired.

Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (IPRD). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.

IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization. During the year ended December 31, 2020 and 2019, no IPRD assets were abandoned or completed, and we did not otherwise identify factors of impairment of these assets.

Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required. During the year ended December 31, 2020 and 2019, the Company evaluated IPRD for impairment using a qualitative assessment and concluded it was not more likely than not that impairment existed.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets (continued)

In conjunction with business acquisitions, we obtain trade names, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide economic benefits to the Company over the amortization period of 15 years and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.

Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are presents, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the assets in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss. The Company did not record any definite lived intangible asset impairments for the year ended December 31, 2020, 2019 or 2018.

Debt Issuance Costs

The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Debt issuance costs related to a recognized liability are presented in the balance sheet as a direct reduction from the carrying amount of that liability. The unamortized balance of deferred financing costs shown as a reduction from the carrying amount of the liability was $553 and $204 at December 31, 2020 and 2019, respectively. Amortization of debt issuance costs was $228, $18 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

2. Summary of Significant Accounting Policies (continued)

Preferred Stock Warrant Liability

The Company presents its preferred stock warrants in the consolidated balance sheets at their estimated fair value. The warrants are exercisable at any time by the holders for cash at a purchase price per share equal to the lowest price per share at which we have sold shares of a specific series of our preferred stock or a number of shares of equivalent value as determined by a specified calculation.

The liability associated with these warrants are subject to remeasurement at each balance sheet date until the earlier of the expiration, exercise, or conversion of the convertible preferred stock warrants into preferred or common shares, with changes in fair value recorded as interest expense (income), net in the consolidated statements of operations.

Redeemable Convertible Preferred Stock

The Series A, B, C, C-1, and D redeemable convertible preferred stock, referred collectively as Preferred Stock, have been classified as temporary equity in the consolidated balance sheets due to the contingent redeemable nature of these securities upon a Deemed Liquidation Event as defined by the shareholder agreements.

A Deemed Liquidation Event is generally defined as a merger, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; a sale or other disposition of substantially all assets of the Company; a sale or exclusive license of substantially all of the Company’s intellectual property; or one or a series of related transactions resulting in a person or group of affiliated persons holding a majority of outstanding voting stock other than transactions approved by the requisite percentage of the holders of Preferred Stock. Triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company.

Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if the majority, by voting power, of all holders of Preferred Stock and two-thirds of the holders of Series D Preferred Stock request such redemption. The redemption price shall be equal to the liquidation preferences.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands

2. Summary of Significant Accounting Policies (continued)

Redeemable Convertible Preferred Stock (continued)

The Preferred Stock is not currently redeemable or probable of redemption as of December 31, 2020 and, therefore, is not being accreted to its liquidation preference as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable and adjustments to the carrying amounts to accrete to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.

The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. As such, the Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. No beneficial conversion element existed at or subsequent to the respective issuance dates of our Preferred Stock. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.

Fair Value

Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows

2. Summary of Significant Accounting Policies (continued)

Fair Value (continued)

Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the periods presented.

Revenue Recognition

The policies described below represent the Company’s policies under ASC 605 and ASC 606 as there were not material changes to the Company’s policies as a result of the adoption with the exception of any changes explicitly outlined.

Product Sales

We recognize revenue on a gross basis for product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal and oil, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Product Sales (continued)

In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.

Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.

Software as a Service (“SAAS”)

We enter into contractual arrangements, which provide access to our proprietary platform CropOSTM. CropOSTM is designed to facilitate the accessibility and actionability of certain data, machine learning and AI techniques to enable predictive breeding.

Customers have access to this data and functionality, but not access to any of Benson Hill’s propriety patents or other intellectual property (IP). Customers typically pay for this service with an annual subscription and the Company recognizes revenue under SAAS contracts on a straight-line basis over the term of the arrangement.

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Research Licenses

We enter into contractual arrangements, which provide customers the right to use our proprietary IP and/or patents under a research license for a specific period of time. Customers receive all IP and “know how” at the start of the contract and may perform all desired research to incorporate Benson Hill’s IP into potential new strains and breeds of germplasm. Contracts provide for up-front payments as well as milestone payments and royalties based on commercial sales involving the licensed technology at some point in the future when, and if, commercialization occurs. These contracts are considered functional licenses and revenue is recorded at the inception of the contract for the amount the customer is contractually obligated to pay and for which collectability is probable.

For the year ended December 31, 2020, 2019 and 2018, commercialization had not occurred nor was probable and therefore no revenue was recognized for these milestones.

For the year ended December 31, 2020 under ASC 606 we recognized $114,113 of revenue as of a point in time and $235 over time.

The Company's disaggregated revenue is fully disclosed as revenues by reporting segment (See Note 22 — Segment Information for additional information).

Research and Development Expenses

Research and development expenses consist of costs incurred in the discovery, development, and testing of our products. These expenses consist primarily of employee salaries and benefits, fees paid to subcontracted research providers, costs associated with field trials, chemicals and supplies, and other external expenses. Third-party research and development expenses are expensed when the contracted work has been performed or as milestone results are achieved. Reimbursements of research and development costs from governmental or other third-party grants are recognized as a reduction of research and development expense. For the years ended December 31, 2020, 2019 and 2018, the Company received grant reimbursement of $1,016, $1,142 and $0, respectively.

2. Summary of Significant Accounting Policies (continued)

Patents

We expense patent costs, including related legal costs, as incurred. Costs to maintain, in-license, and defend patents are recorded as selling, general and administrative expenses on the statements of operations and comprehensive loss. Costs to write and support the research for filing patents are recorded as research and development expenses on the statements of operations and comprehensive loss.

Stock-Based Compensation

We measure all stock options granted to employees and directors based on the fair value on the date of the grant and recognize compensation expenses of those awards over the requisite service period, which is generally the vesting period of the respective awards.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We are a private company and lack company-specific historical and implied volatility information; therefore, we estimate our expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded stock price.

The expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options.

The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

We classify share-based compensation expense on our consolidated statement of operations and comprehensive loss as research and development and selling, general and administrative expenses as this is consistent with the manner in which the award recipient’s payroll costs are classified.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement basis and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.

Forward Purchase Contracts

We enter into seed and grain production agreements (Forward Purchase Contracts) with seed producers and growers. The seed and grower contracts often require us to pay prices for the seed and grain produced at commodity futures market prices plus a premium. The grower has the option to fix their price with us throughout the term of the agreement. The grower contracts allow for delivery of grain to us at harvest if so specified when the agreement is executed, otherwise delivery occurs on a date that we elect through a specified date of the following year.

We designate all Forward Purchase Contracts as normal purchases and as a result are exempt from derivative accounting.

2. Summary of Significant Accounting Policies (continued)

Significant Concentrations and Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable, and Forward Purchase Contracts.

We have cash and cash equivalents and marketable securities at accredited financial institutions and, at times, maintain balances in excess of insured limits but believe such credit risk is minimal. Concentrations of credit risk associated with unsecured accounts receivable may vary between years because of the nature of our business.

Our customers primarily consist of businesses operating in the agriculture industry, including retailers that sell our produce, consumer package goods manufacturers that incorporate our ingredients, and institutions that license our cloud-based genomic platform. For the year ended December 31, 2020, one customer generated greater than 10% of consolidated revenue for a total of $15,270. For the year ended December 31, 2019, four customers each generated greater than 10% of consolidated revenue for a total of $38,151. For the year ended December 31, 2018, two customers each generated greater than 10% of consolidated revenue for a total of $3,000.

Foreign Currency Translation

The financial statements for our ex-U.S. operations, primarily comprising licensing arrangements and research and development activities in Brazil and Canada, respectively, are translated to U.S. dollars at current exchange rates. For assets and liabilities, the fiscal year-end rate is used. For revenues, expenses, gains, and losses, an approximation of the average rate for the period is used. Unrealized currency adjustments in the consolidated financial statements are accumulated in equity as a component of accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are separately reflected on the consolidated statement of comprehensive loss.

2. Summary of Significant Accounting Policies (continued)

Recently Adopted Accounting Guidance

Effective January 1, 2020, the Company adopted the new guidance of ASC 606, Revenue from Contracts with Customers (Topic 606) for all contracts that had not been completed as of the adoption date (the modified retrospective approach). Topic 606 requires the Company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The new guidance requires the Company to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies a performance obligation.

Comparative balance sheet and statement of earnings information has not been restated and continues to be reported under the guidance of ASC 605, Revenue Recognition (Topic 605), that was in effect as of December 31, 2019 and in the years ended December 31, 2019 and 2018. The cumulative effect of initially applying the guidance as an adjustment to the opening accumulated deficit balance at January 1, 2020 was a reduction of $519. The adjustment was primarily the result of the timing of revenue recognition under our research license contracts.

The Company elected the following practical expedients upon its adoption of Topic 606: (1) Shipping and handling costs related to contracts with customers for sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues; (2) The Company has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on, and concurrent with, a specific revenue-producing transaction and collected by the Company from a customer for sales taxes.

Effective January 1, 2020, the Company adopted ASC 842, Leases (Topic 842), which requires lessees to recognize assets and liabilities for all leases. The Company adopted Topic 842 using the modified retrospective transition method with the cumulative effect of the adoption being recorded in the earliest comparative reporting period presented. In addition, the Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance.

2. Summary of Significant Accounting Policies (continued)

Recently Adopted Accounting Guidance (continued)

The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease contract components in all of its underlying asset categories.

Upon the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $405 in the consolidated balance sheet as of the date of earliest application. The adoption of this new guidance had no impact on opening retained earnings. The adoption of this new guidance did not have a material impact on the Company’s results of operations, cash flows, liquidity or the Company’s covenant compliance under its existing credit agreement.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation.

The Company adopted ASU 2017-04 on January 1, 2020 with no impact to its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASU 2018-13). The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosures for fair value measurements by requiring public entities to disclose certain new information while modifying some existing disclosure requirements. The FASB issued ASU 2018-13 as part of its broader disclosure framework project, which aims to improve the effectiveness of disclosures in the notes to the financial statements by focusing on requirements that clearly communicate the most important information to users of the financial statements. The Company adopted ASU 2018-13 on January 1, 2020 with no impact to its consolidated financial statements.

Recently Issued Accounting Guidance Not Yet Effective

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our consolidated financial statements.

2. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Guidance Not Yet Effective (continued)

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASU 2020-04). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.

In August 2020, the FASB issued ASU 2020-06, Debt (ASU 2020-06). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract.

ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASU 2019-12). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15, 2020, and interim periods therein with early adoption permitted. The Company is reviewing the provisions of the standard but does not expect a significant impact to the Company's financial statements.

3. Business Acquisitions

Acquisition of Dakota Dry Bean

On December 21, 2018, we completed the acquisition of Dakota Dry Bean (DDB) for total cash consideration of $22,711. DDB is a leading processor of pea starch, pea flour, pea protein, and barley with processing locations in North Dakota and Minnesota. The acquisition of DDB was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at December 21, 2018
Assets:
Accounts receivable	$5,672
Inventory	1,248
Prepaid expenses and other assets	155
Property and equipment	15,037
Right-of-use asset	331
Identified intangible assets	3,574
Goodwill	3,193
Total assets acquired	29,210

Liabilities:
Accounts payable	2,086
Accrued liabilities	797
Revolving line of credit	1,248
Lease liability	331
Long-term debt	1,817
Deferred tax liability	220
Total liabilities assumed	6,499
Total purchase price	$22,711

3. Business Acquisitions (continued)

Acquisition of Dakota Dry Bean (continued)

Goodwill largely consists of expected growth synergies through the commercialization of our innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships, trade name, and an employee agreement of $2,433, $705, and $436, respectively.

Effective December 21, 2018, results from the operations of DDB have been included on our consolidated statement of operations and comprehensive loss. For the year ended December 31, 2018, $709 of revenue was included in the consolidated statement of operations and comprehensive loss.

The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $46,919 and ($18,231), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $526 of costs attributable to the acquisition. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods

3. Business Acquisitions (continued)

Acquisition of SGI Genetics, Inc.

On February 7, 2019, we completed the acquisition of certain assets and the assumption of certain liabilities of SGI Genetics, Inc. and Schillinger Genetics, Inc. (collectively, SGI) for total cash consideration of $13,814. The acquisition of SGI was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at February 7, 2019
Assets:
Accounts receivable	$247
Inventory	70
Property and equipment	785
Right-of-use asset	33
IPRD	4,710
Goodwill	9,260
Total assets acquired	15,105

Liabilities:
Accounts payable	1,047
Lease liability	33
Deferred revenue	211
Total liabilities assumed	1,291
Total purchase price	$13,814

IPRD assets, which consist of seed germplasm, are amortized over the estimated useful life of the assets upon successful completion of the related projects. Completion of the related projects is expected to occur over the next four years. Goodwill largely consists of expected growth synergies through the commercialization of acquired seed germplasm.

Effective February 7, 2019, results from the operations of SGI have been included on our consolidated statement of operations and comprehensive loss. Results prior to the acquisition in 2019 were immaterial to the Company’s consolidated financial results.

3. Business Acquisitions (continued)

Acquisition of J&J Produce, Inc.

On May 31, 2019, the Company completed the acquisition of J&J Produce, Inc. and J&J Southern Farms, Inc. (collectively, J&J) for total cash consideration of $14,258, including a fixed deferred payment of $1,250 that remains outstanding at December 31, 2020, and is recorded within accrued expenses (see Note 21 – Commitments and Contingencies). J&J is a producer and distributor of farmed products, including fruits and vegetables. The acquisition of J&J was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at May 31, 2019
Assets:
Accounts receivable	$7,827
Inventory	1,814
Prepaid expenses and other assets	612
Property and equipment	4,033
Right-of-use asset	1,345
Identified intangible assets	8,950
Goodwill	1,878
Total assets acquired	26,459

Liabilities:
Accounts payable	8,294
Lease liability	1,345
Accrued liabilities	2,562
Total liabilities assumed	12,201
Total purchase price	$14,258

Goodwill largely consists of expected growth synergies through the commercialization of the Company’s innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships and trade name of $7,310 and $1,640, respectively.

3. Business Acquisitions (continued)

Acquisition of J&J Produce, Inc. (continued)

Effective May 31, 2019, results from the operations of J&J have been included on our consolidated statement of operations and comprehensive loss and incorporated in our Fresh reporting unit. For the year ended December 31, 2019, $28,573 of revenue was included in the consolidated statement of operations and comprehensive loss.

The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $109,937 and ($40,786), respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $1,343 of costs attributable to the acquisition and amortization of acquired intangibles of $348. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2018, would have resulted in reported revenues and a net loss of $70,802 and ($23,928), respectively. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.

In conjunction with all acquisitions we incurred $4,010 and $526 of acquisition-related costs, including legal and accounting fees, during 2019 and 2018, respectively. These costs were recorded in selling, general, and administrative expenses.

4. Fair Value Measurements

Our financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities, preferred stock warrant liability and notes payable. At December 31, 2020 and 2019, we had cash equivalents of $9,743 and $2,616, respectively, which consisted of money market funds with maturities of less than three months. At December 31, 2020 and 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximated fair value due to their short maturities.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

4. Fair Value Measurements (continued)

The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$-	$-	$76
Corporate bonds	-	100,258	-	100,258
Marketable securities	$76	$100,258	$-	$100,334
Liabilities
Preferred stock warrants	$-	$-	$5,241	$5,241

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Corporate bonds	$-	$8,315	$-	$8,315
Marketable securities	$-	$8,315	$-	$8,315
Liabilities
Preferred stock warrants	$-	$-	$-	$-

There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2020 or 2019.

The preferred stock warrant liability was valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model. Generally, increases or decreases in the fair value of the underlying convertible preferred stock would result in a directionally similar impact in the fair value measurement of the associated warrant liability.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

4. Fair Value Measurements (continued)

The following table summarizes the change in the Preferred stock warrant liability categorized as level 3.

Year Ended December 31, 2020
Balance, beginning of period	$-
Issuances	4,580
Change in fair value	661
Ending balance	$5,241

Fair Value of Long-Term Debt

At December 31, 2020 and 2019, the fair value of the Company’s debt, including amounts classified as current, was $30,510 and $18,528, respectively. Fair values are based upon observed prices in an active market, when available, or from valuation models using market information, which fall into Level 3 in the fair value hierarchy.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

5. Investments in Available-for-Sale Securities

The Company has invested in marketable debt securities, primarily investment grade corporate bonds and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income.

	December 31, 2020
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$75	$1	$–	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Total Investments	$100,310	$243	$(219)	$100,334

	December 31, 2019
	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S government and agency securities	$–	$–	$–	$–
Corporate notes and bonds	8,376	–	(61)	8,315
Total Investments	$8,376	$–	$(61)	$8,315

The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $25,923 and $8,315 at December 31, 2020 and 2019, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of December 31, 2020 and 2019, respectively. The Company does not intend to sell these securities before recovery of their amortized cost basis.

Available-for-sale investments outstanding at December 31, 2020, classified as marketable securities in the consolidated balance sheets, have maturity dates ranging from the first quarter of 2021 through the second quarter of 2024. The fair value of marketable securities as of December 31, 2020 with maturities within one year and one to five years is $27,268 and $73,066, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

6. Inventories

Inventories consist of the following at December 31:

	2020	2019

Raw materials and supplies	$2,263	$2,333
Work-in-process	1,193	35
Crops under production	4,155	3,381
Finished goods	5,429	1,420
Total inventories	$13,040	$7,169

7. Property and Equipment

Components of property and equipment at December 31 are as follows:

	2020	2019

Land	$342	$502
Furniture and fixtures	2,732	1,106
Machinery, field, and laboratory equipment	7,393	5,137
Computer equipment	1,288	744
Vehicles	1,288	664
Buildings and building improvements	26,614	21,533
	39,657	29,686
Less accumulated depreciation	(8,033)	(3,561)
Property and equipment, net	$31,624	$26,125

Depreciation expense was $4,617, $2,949 and $351 for the years ended December 31, 2020, 2019 and 2018, respectively.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

8. Leases

The Company leases real estate in the form of laboratory, greenhouse, warehouse, and office facilities. The Company also leases equipment in the form of laboratory equipment, vehicles, and office equipment. Generally, the term for real estate leases ranges from 1 to 11 years at inception of the contract and the term for equipment leases is 4 years at inception of the contract. Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from 1 to 10 years. The leases considered to be financing leases include the office lease for the Company’s headquarters in St. Louis, Missouri, a vehicle lease, and an equipment lease.

Lease costs are included within cost of sales, selling, general and administrative expenses, and research and development on the condensed consolidated statements of income and comprehensive income.

	2020	2019	2018
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$1,809	$51	$–
Interest on lease liabilities	1,704	7	–
Operating lease cost	1,741	1,151	398
Short-term lease cost	2,055	1,684	550
Variable lease cost	435	80	–
Total lease cost	$7,744	$2,973	$948

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

8. Leases (continued)

Operating and finance lease right of use assets and liabilities as of the balance sheet dates are as follows:

	2020	2019
Assets
Finance lease right-of-use assets	$31,888	$155
Operating lease right-of-use assets	2,229	2,429

Liabilities
Current
Finance lease liabilities	$602	$56
Operating lease liabilities	1,025	1,550
Noncurrent
Finance lease liabilities	$32,909	$53
Operating lease liabilities	1,073	859

Lease term and discount rate consisted of the following at December 31:
	2020	2019
Weighted-average remaining lease term (years):
Finance leases	10.5	2.0
Operating leases	3.2	1.8
Weighted-average discount rate:
Finance leases	8.7%	5.5%
Operating leases	6.9%	6.5%

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

8. Leases (continued)

Supplemental cash flow and other information related to leases for each of the periods ended December 31 were as follows:

	2020	2019	2018
Other information
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$3,612	$2,245	$395
Operating cash flows from finance leases	1,472	7	–
Financing cash flows from finance leases	88	60	–
Right-of-use assets obtained in exchange for new lease liabilities:
Finance leases	$33,523	$–	$225
Operating leases	1,447	1,992	616

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the condensed consolidated balance sheets as of December 31, 2020. The table excludes $88,055 of legally binding minimum lease payments for our Crop Accelerator lease which has been signed, but not commenced. The lease is expected to commence in the third quarter of 2021 and has a 20 year lease term.

	Finance Lease	Operating Lease
2021	$3,753	$1,063
2022	4,542	498
2023	4,860	344
2024	4,948	284
2025	5,045	132
Thereafter	29,115	–
Total lease payments	52,263	2,321
Less: NPV discount	18,752	223
Present value of lease liabilities	$33,511	$2,098

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

9. Goodwill and Other Intangible Assets

Information regarding our goodwill and intangible assets are as follows:

	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2020
Goodwill	Indefinite	$9,260	$–	$9,260
Customer relationships	15 years	9,186	(1,021)	8,165
Trade names	10 years	2,355	(407)	1,948
Employment agreements	2 years	436	(436)	–
IPRD	Indefinite	4,710	–	4,710
		$25,947	$(1,864)	$24,083

	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2019
Goodwill	Indefinite	$14,331	$–	$14,331
Customer relationships	15 years	9,743	(447)	9,296
Trade names	10 years	2,355	(134)	2,211
Employment agreements	2 years	436	(222)	224
IPRD	Indefinite	4,710	–	4,710
		$31,575	$(803)	$30,772

In conjunction with the quantitative goodwill impairment analysis performed during 2020 as part of our annual test, we concluded that the goodwill carrying amount exceeded the fair value at our Dakota Dry Bean and Fresh reporting units.

The impairment at the DDB reporting unit was driven by reduced demand for, and margins on, pet food ingredients as driven by lower sales of grain-free companion animal pet food coupled with higher yellow pea processing capacity resulting in an impairment charge of $2,954. After the impairment charge, the goodwill balance associated with the DDB reporting unit is zero.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

9. Goodwill and Other Intangible Assets (continued)

The impairment at the Fresh reporting unit was driven by lower sales and earnings primarily resulting from the impact of the COVID-19 global pandemic coupled with a series of negative weather events in late 2020. Although a recovery from these negative events, and a return to profitability is expected over time, the near-term impact of these events and uncertainties on timing of recovery resulted in an impairment charge of $1,878. After the impairment charge, the goodwill balance associated with the Fresh reporting unit is zero.

The impairment charges were based upon estimated discounted cash flows, including estimates of future sales volumes, sales prices, production costs and a risk-adjusted cost of capital. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy.

The goodwill balance remaining at December 31, 2020 is attributable to our SGI acquisition and included in our Soy reporting unit.

Amortization expense on definite lived intangibles was $1,124, $841 and $356 for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020, future amortization of intangible assets, with the exception of the $4,710 of IPRD assets that will be amortized once the corresponding projects have been completed, is estimated as follows:

Amount
Year ending December 31:
2021	$849
2022	849
2023	847
2024	847
2025	847
Thereafter	5,874
$10,113

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

9. Goodwill and Other Intangible Assets (continued)

The weighted average amortization period in total and by intangible asset class as of December 31, 2020 is as follows:

Customer relationships	13.3 years
Trade names	8.3 years
Total	12.4 years

10. Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2020	December 31, 2019
Prepaid expenses	$1,636	$1,403
Other	1,425	1,143
	$3,061	$2,546

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31, 2020	December 31, 2019
Payroll and employee benefits	$2,951	$2,182
Litigation	2,675	1,250
Professional services	1,812	1,647
Research and development	700	514
Interest	364	256
Other	3,813	1,813
	$12,315	$7,662

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

12. Debt

	December 31,
	2020	2019
DDB Term loan, due April 2024	$9,916	$13,169
DDB Equipment loan, due April 2024	2,625	3,325
Notes Payable, due May 2024	19,768	–
Notes payable, varying maturities through June 2026	356	–
Less: unamortized debt discount and debt issuance costs	(2,855)	(204)
	29,810	16,290
Less current maturities of long-term debt	(5,466)	(2,363)
Long-term debt	$24,344	$13,927

Term Loan, Equipment Loan and Revolver

In April 2019, our wholly owned subsidiary, DDB entered into a Credit Agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (DDB Term Loan), a $3,500 floating rate, five-year loan to be used for facility expansion (DDB Equipment Loan), and a $6,000 floating rate revolving credit facility (DDB Revolver), which is renewed annually. Proceeds from the Term Loan along with cash on hand were used to fully repay a term loan assumed in the acquisition of DDB by Benson Hill.

The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The Term Loan is payable in equal quarterly installments of $416 plus interest with the remaining balance of $5,972 due in April 2024. The Equipment Loan is payable in equal quarterly installments of $175 plus interest through April 2024.

The interest rate on the Term Loan and Equipment Loan is equal to LIBOR plus 4.0% or 4.16% at December 31, 2020. The interest rate on the Revolver is equal to LIBOR plus 3.5% or 3.66% at December 31, 2020.

Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

12. Debt (continued)

Term Loan, Equipment Loan and Revolver (continued)

Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During 2019 and 2020, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.

In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. Subsequent to the period end, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants and to adjust the non-financial covenants. While the Company is currently in compliance with the amended covenants, there is a risk that Benson Hill will not maintain compliance with the covenants, as discussed further in Note 1.

Notes Payable

In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company. Availability under the second tranche expired on December 1, 2020.

In accordance with the loan and security agreement, the Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the assets of the Company.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

12. Debt (continued)

Notes Payable (continued)

In connection with this lending relationship and the execution of the loan and security agreement, the Company issued warrants to purchase preferred stock to the lender. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.

The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, were recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the second tranche of $15,000 expired in December 2020 unused.

Under the terms of the loan and security agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. During 2020, we were in compliance with the covenants under the loan and security agreement.

Paycheck Protection Program Loans

In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

12. Debt (continued)

Debt maturities

The contractual maturities of debt as of December 31, 2020 are as follows:

Amount
Year ending December 31:
2021	$5,471
2022	8,147
2023	8,975
2024	10,051
2025	16
Thereafter	5
$32,665

13. Preferred Stock Warrant Liability

In connection with financing arrangements, in the first quarter 2020, the Company issued 1,076,724 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill. The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (December 1, 2035) at the stock purchase price of the preferred share round for which the warrant holder is converting into (($3.6837 – Series C-1) or ($4.1416 – Series D)), or (2) upon the earliest to occur of (i) the expiration date, (ii) a change of control, or (iii) IPO, the warrants shall automatically exercise at no cost to the holder.

Should the Company consummate a bridge financing prior to a change of control or an IPO, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

14. Income Taxes

No income tax benefit for net operating losses incurred has been recorded due to uncertainty in realizing a benefit from those items. The provision for income taxes for the years ended December 31 consists of the following:

	2020	2019	2018
Current:
Federal	$–	$–	$(8)
Foreign	41	19	7
State	7	–	–
Total current	48	19	(1)

Deferred:
State	–	–	215
Federal	–	–	(435)
Total deferred	–	–	(220)
Income tax expense (benefit)	$48	$19	$(221)

Reconciliation of the Federal statutory income tax provision for the Company’s effective income tax provision for the years ended December 31:

	2020	2019	2018
Tax at federal statutory rate	$(14,026)	$(9,215)	$(3,934)
State taxes, net of federal effect	(2,197)	(1,117)	(478)
Non-deductible items	991	159	204
R&D Credit	(1,289)	(666)	(666)
Valuation allowance	16,366	10,618	4,568
Other, net	203	240	85
Provision for income taxes	$48	$19	$(221)

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

14. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are presented as follows:

	2020	2019
Deferred tax assets:
Net operating losses and tax credits	$33,535	$22,142
R&D credits	3,620	1,707
Intangible assets	971	1,032
Right of use lease liabilities	9,359	632
Other	1,589	316
Gross deferred tax assets	49,074	25,829
Less valuation allowance	(36,713)	(20,443)
Net deferred tax assets	12,361	5,386

Deferred tax liabilities:
Other	(716)	(800)
Right of use assets	(8,948)	(637)
Property and equipment	(2,697)	(3,949)
Gross deferred tax liabilities	(12,361)	(5,386)
Net deferred tax liability	$–	$–

We provide for a valuation allowance when it is more likely than not that we will not realize a portion of the deferred tax assets. We have established a valuation allowance against our deferred tax assets described above as current evidence does not suggest we will realize enough taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits.

As of December 31, 2020, and 2019, the Company has a net operating loss carryforward, before tax effect, of $136,870 and $89,255 for federal tax purposes, respectively, and $100,325 and $62,794 for state tax purposes, respectively. If not utilized, these state tax losses will expire beginning in 2027. Beginning in tax year 2018 and forward, the Federal law has changed such that net operating losses generated after December 31, 2017 may be carried forward indefinitely. Accordingly, $28,056 of the federal net operating losses will begin to expire in 2032. However, $108,814 of the federal net operating losses have no expiration. Based on the available positive and negative evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

14. Income Taxes (continued)

As of December 31, 2020, and 2019, the Company also has federal and state research and development tax credit carryforwards of approximately $3,620 and $1,700, respectively, to offset future income taxes, which will expire beginning in December 2034. Net operating losses and tax credits may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.

We are subject to federal income taxes in the United States, Brazil, and Canada, as well as various state and local jurisdictions. Several years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the outcome or the timing of resolution of any uncertain tax position, we do not believe that we need to recognize any liabilities for uncertain tax positions as of December 31, 2020 or 2019. Currently, no federal or state income tax returns are under examination by the respective income tax authorities.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

15. Comprehensive Income

The Company’s other comprehensive income (OCI) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.

The following table shows changes in accumulated other comprehensive income (AOCI) by component for 2020 and 2019:

	Cumulative Foreign Currency Translation	Unrealized Gains/Losses on Marketable Securities	Total
Balance as of December 31, 2017	$(42)	$–	$(42)
Other comprehensive loss before reclassifications	(91)	(457)	(548)
Amounts reclassified from AOCI	–	41	41
Other comprehensive (loss) income	(91)	(416)	(507)
Balance as of December 31, 2018	(133)	(416)	(549)
Other comprehensive loss before reclassifications	(21)	374	353
Amounts reclassified from AOCI	–	(17)	(17)
Other comprehensive (loss) income	(21)	357	336
Balance as of December 31, 2019	(154)	(59)	(213)
Other comprehensive loss before reclassifications	(226)	(109)	(335)
Amounts reclassified from AOCI	–	223	223
Other comprehensive (loss) income	(226)	114	(112)
Balance as of December 31, 2020	$(380)	$55	$(325)

Amounts reclassified from AOCI were reported within other, net on the consolidated statement of operations.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

16. Loss Per Common Share

The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of convertible preferred stock, stock warrants, and stock options. The dilutive effect of outstanding preferred stock, stock warrants, and stock options are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of preferred stock, stock warrants, and stock options that were excluded from the calculation of diluted shares due to the Company incurring a net loss for the twelve months ending December 31, 2020, 2019 and 2018 were 79,798, 64,376 and 44,615 shares, respectively.

The following table provides the basis for basic and diluted EPS by reconciling the numerators and denominators of the computations:

	Year Ended December 31
	2020	2019	2018
Weighted average shares outstanding:
Basic weighted average shares outstanding	5,662	5,277	5,131
Effect of dilutive securities	–	–	–
Diluted weighted average shares outstanding	5,662	5,277	5,131

The following table provides the reconciliation of net loss attributable to common stockholders and basic and diluted loss per common share for the years ended December 31:

	2020	2019	2018
Net loss	$(67,159)	$(43,910)	$(18,089)
Less: Preferred stock deemed dividend	6,102	–	1,015
Net loss attributable to common stockholders	(73,261)	(43,910)	(19,104)
Basic and diluted loss per common share	$(12.94)	$(8.32)	$(3.72)

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

17. Share-Based Compensation

On June 12, 2012, the shareholders approved the 2012 Stock Incentive Plan (the Plan), which has been subsequently amended. The Plan provides for the issuance of up to 12,304,336 equity-based awards in the form of restricted common stock or stock options awards to eligible employees, directors, and consultants.

Terms of the equity awards, including the vesting requirements are determined by the Board of Director, subject to the provisions of the Plan. Stock options granted by the Company typically vest over one year for board members and four years for all other grants with a contractual life of ten years. The exercise price of an incentive stock option shall be not less than 100% of the fair market value of such shares on the date of grant.

Key assumptions used in this pricing model on the date of grant for options granted to employees and nonemployees are as follows:

	Year Ended December 31
	2020	2019
Expected dividend yield	0%	0%
Expected volatility	58%	52%
Risk-free interest rate	1.0%	1.9%
Expected term in years	6.2 years	6.3 years
Weighted average grant date fair value	$0.81	$0.73

The Company recognized $1,010, $644 and $213 of compensation expense related to grants during the years ended December 31, 2020, 2019 and 2018, respectively.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

17. Share-Based Compensation (continued)

The following is a summary of stock option information and weighted average exercise prices under the Company’s stock incentive plan:

	Options Outstanding	Weighted Average Exercise Price per Share
Balance at December 31, 2019	6,992,291	$0.97
Granted	926,000	1.45
Exercised	(337,076)	0.23
Forfeited	(424,750)	1.21
Expired	(56,975)	1.15
Balance at December 31, 2020	7,099,490	$1.05

The following is a summary of stock option information and weighted average grant date fair values under the Company’s stock incentive plan:

	Options Outstanding	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2019	4,551,250	$1.11
Granted	926,000	1.45
Vested	(1,527,775)	0.98
Forfeited	(481,725)	1.20
Nonvested Balance at December 31, 2020	3,467,750	$1.25

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

17. Share-Based Compensation (continued)

As of December 31, 2020, 3,631,740 stock options were exercisable at a weighted average remaining contractual life of 7.1 years and a weighted average exercise price of $0.86 per share. The aggregate intrinsic value of these stock options was $4,636 at December 31, 2020. The total intrinsic value of options exercised for the year ended December 31, 2020 was $523. The aggregate intrinsic value is the difference between the fair value of the underlying common stock and the exercise price.

As of December 31, 2020, 7,099,490 stock options were vested or expected to vest. The total fair value of shares vested during the year was $835. The weighted average remaining contractual life of these stock options was 7.7 years, and the weighted average exercise price was $1.05 per share. The aggregate intrinsic value of these stock options was $7,726 at December 31, 2020.

As of December 31, 2020, the total unrecognized compensation cost related to employee unvested stock options granted was $2,374. The Company expects to recognize total unrecognized compensation cost over a remaining weighted average period of 2.5 years.

18. Redeemable Convertible Preferred Stock

On August 13, 2018, with subsequent closings on September 12, 2018, September 27, 2018, and November 6, 2018, we issued a total of 22,875,187 shares of Series C Preferred Stock at $2.9011 per share, including the conversion of 469,894 of Series A Preferred Stock into the same number of Series C Preferred Stock, for proceeds of $64,895 net of issuance costs of $105. In May 2019, with a subsequent closing in July 2019, we issued a total of 8,861,519 shares of Series C-1 Preferred Stock at $3.6837 per share for proceeds of $32,561, net of issuance costs of $82. In July 2020, with subsequent closings in September 2020, October 2020, and December 2020, we issued a total of 38,412,268 shares of Series D Preferred Stock at $4.1416 per share for proceeds of $154,420, net of issuance costs of $4,668. Also, in December 2020, the Company repurchased 1,542,600 shares of Series A redeemable convertible preferred stock and 403,939 shares of Series B convertible preferred stock for $7,767.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

18. Redeemable Convertible Preferred Stock (continued)

Redeemable Convertible Preferred Stock, net of offering costs outstanding at December 31, consists of the following:

	2020		2019
	Shares	Amount	Shares	Amount
Series A preferred stock	12,876,927	$9,595	14,419,527	$10,759
Series B preferred stock	19,872,660	24,489	20,276,599	24,989
Series C preferred stock	22,875,187	66,258	22,875,187	66,258
Series C-1 preferred stock	8,861,519	32,561	8,861,519	32,561
Series D preferred stock	38,412,268	154,420	–	–
Total redeemable convertible preferred stock	102,898,561	$287,323	66,432,832	$134,567

The rights, preferences, and privileges of the Preferred Stock are as follows (all capitalized terms are as defined in our July 31, 2020, Amended and Restated Certificate of Incorporation):

Dividends: The Company shall not declare, pay, or set aside any dividends on shares of any class or series of capital stock of the Company unless the holders of Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock. No dividends have been declared or paid by us since inception.

Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event, the holders of Preferred Stock then outstanding are entitled to be paid, out of the available assets, and prior and in preference to any payment of any available assets to the holders of Common Stock, an amount per share equal to the sum of each respective original series issue price, plus an amount equal to all declared but unpaid dividends thereon.

If upon any such Liquidation of the Company or Deemed Liquidation Event, the Available Assets are insufﬁcient to pay the holders of Preferred Stock the full amount to which they are entitled, the Available Assets will be distributed first to the holders of Series D Preferred Stock, pro rata, in proportion to the full preferential amount each such holder is otherwise entitled to receive, until such holders have received the full amount to which they are entitled; and next, after the full amount to be distributed to Series D Preferred Stock holders has been so distributed, to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

18. Redeemable Convertible Preferred Stock (continued)

Preferred Stock, and Series C-1 pro rata, and on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive. Available Assets means the funds and assets that may be legally distributed to the stockholders of the Company. The remaining Available Assets shall be distributed among the holders of Common Stock pro rata according to the number of shares held by each such holder.

Conversion: The holders of shares of Preferred Stock have conversion rights into an equal number of shares of Common Stock that are subject to adjustment, as defined, in certain instances where the Company issues additional shares of Common Stock. The holders of the Preferred Stock also have down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment.

Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to voting rights equal to the number of whole shares of Common Stock into which the shares are convertible as of the record date or date of vote. Each holder of outstanding shares of Common Stock is likewise entitled to voting rights equal to the number of whole shares owned but is precluded from voting on any amendment to the July 31, 2020, Amended and Restated Certificate of Incorporation of the Company that relates solely to the terms of one or more outstanding series of Preferred Stock. The holders of Preferred Stock, voting as a single class and collectively as Preferred Shareholders, are entitled to elect five directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

19. Common Stock

The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The Common Stock has the following characteristics:

Voting: The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.

Dividends: The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Company may not declare or pay any cash dividends to the holders of Common Stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of Preferred Stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2020.

Liquidation: In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in the Company’s assets available for distribution to stockholders after payment to the holders of Preferred Stock of their liquidation preferences have been satisfied.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

19. Common Stock (continued)

Stock Reserved for Future Issuance: Shares of common stock reserved for future issuance along with a reconciliation of shares issued or issuable to the shares authorized are as follows as of December 31, 2020:

Common stock shares issued and outstanding	5,897,791

Series A Preferred Stock	12,876,927
Series B Preferred Stock	19,872,660
Series C Preferred Stock	22,875,187
Series C-1 Preferred Stock	8,861,519
Series D Preferred Stock	38,412,268
Options granted and outstanding	7,099,490
Options available for grant under stock option plan	5,204,846
Common stock warrants	132,500
Preferred stock warrants	1,076,724
Shares reserved for future issuances	116,412,121

Maximum number of unreserved shares available for issuance	6,157,097
Shares authorized	128,467,009

20. Employee Benefit Plans

We sponsor two qualified plans under Section 401(k) of the Internal Revenue Code along with a simple individual retirement account retirement plan. All employees who meet certain tenure requirements are eligible to participate in one of these plans but not more than one. Under each plan, employees may elect to defer a portion of pretax or post-tax annual compensation, subject to Internal Revenue Service limits, that are matched by the Company at rates ranging from 3% to 5% of qualifying compensation, depending on the plan. During 2020, 2019 and 2018, the Company made contributions to these plans and recognized expense in the amount of $912, $368 and $184, respectively.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

21. Commitments and Contingencies

Litigation

The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.

The Company is the defendant in a lawsuit filed by J&J Produce Holdings, Inc. related to the acquisition of J&J in May 2019, whereby the plaintiff seeks deferred purchase price payments in Chancery court in Delaware. We have raised various counterclaims, including breach of contract and breach of representations and warranties. The Company believes it has meritorious defenses and intends to defend itself vigorously while also seeking indemnity under an insurance policy related to this transaction, where no amicable resolution can be achieved. Subsequent to year-end, these litigation matters were resolved.

Our subsidiary Benson Hill Seeds, Inc. is the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute relates to the termination of John Schillinger and alleges breach of obligations under the employment agreement with Mr. Schillinger and is currently in arbitration. The second dispute involves the release of escrow funds related to the acquisition. We have raised various counterclaims, including breach of the employment Agreement by Mr. Schillinger and breach of representations and warranties. Subsequent to year-end, these litigation matters were resolved.

For all litigation matters noted above, and as of December 31, 2020 and 2019, the Company accrued $2,675 and $1,250, respectively, representing the final settlement amount.

Other Commitments

As of December 31, 2020, we have committed to purchase from seed producers and growers at dates throughout 2021 and 2022 aggregating to $26,100 based on current commodity futures market prices, other payments to growers and estimated yields per acre. This amount is not recorded in the consolidated financial statements because we have not taken delivery of the grain or seed as of December 31, 2020 and as the grain and seed is subject to specified quality standards prior to delivery.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

22. Segment Information

The Company’s reportable business segments reflect the manner in which its chief operating decision maker (CODM) allocates resources and assesses performance, which is at the operating segment level. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. Financial results associated with licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.

Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.

All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the years ended December 31, 2020, 2019 and 2018 are presented below.

	Revenue	Adjusted EBITDA
Year Ended December 31, 2020	-
Fresh	$55,278	$218
Ingredients	58,566	(7,999)
Unallocated and other	504	(38,690)
Total segment results	$114,348	$(46,471)

Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:

Total Adjusted EBITDA	$(46,471)
Depreciation and amortization	(7,504)
Stock-based compensation	(1,010)
Impairment of goodwill	(4,832)
Consolidated loss from operations	$(59,817)

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

22. Segment Information (continued)

	Revenue	Adjusted EBITDA
Year Ended December 31, 2019
Fresh	$28,573	$(1,253)
Ingredients	49,193	2,239
Unallocated and other	1,757	(36,247)
Total segment results	$79,523	$(35,261)

Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:

Total Adjusted EBITDA	$(35,261)
Depreciation and amortization	(3,790)
Stock-based compensation	(644)
Acquisition related costs	(4,010)
Consolidated loss from operations	$(43,705)

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

	Revenue	Adjusted EBITDA
Year Ended December 31, 2018
Fresh	$–	$–
Ingredients	$709	15
Unallocated and other	3,560	(17,508)
Total segment results	$4,269	$(17,493)

Adjustments to reconcile adjusted EBITDA to consolidated loss from operations:

Total Adjusted EBITDA	$(17,493)
Depreciation and amortization	(707)
Stock-based compensation	(213)
Acquisition related costs	(526)
Consolidated loss from operations	$(18,939)

As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.

Benson Hill, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollar Amounts in Thousands)

23. Subsequent Events

We consider events or transactions that occur after the balance sheet date but prior to the date the financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2020 through May 10, 2021, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2020, and events that occurred subsequently but were not recognized in the financial statements.

No additional subsequent events requiring disclosure were identified with the exception of items disclosed in Note 12 and Note 21, and those disclosed below.

On May 8, 2021, Benson Hill entered into an Agreement and Plan of Merger (the Merger Agreement) with Star Peak Corp II (STPC). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Benson Hill will be effected through the merger of STPC II Merger Sub Corp (the Merger Sub) with and into Benson Hill, with Benson Hill surviving as a wholly owned subsidiary of STPC (the Merger). Upon the completion of the Merger, owners of Benson Hill common stock and owners of Redeemable Convertible Preferred Stock will exchange their interests in Benson Hill for shares of common stock of the combined entity. In addition, Benson Hill’s existing equity incentive plan will be terminated; awards issued under Benson Hill’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the combined entity. Lastly, immediately after the completion of the Merger, certain investors have agreed to subscribe for and purchase an aggregate of $225,000 of common stock of the combined entity. As a condition precedent to the Merger, the Company must extinguish all outstanding debt which will trigger a prepayment penalty estimated at $3,700.

The combined entity will continue to operate under the Benson Hill management team, led by chief executive officer Matt Crisp. The boards of directors of both STPC and Benson Hill have approved the proposed Merger. Completion of the Merger, which is expected in the third quarter of 2021, is subject to approval of STPC’s shareholders.